Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. APPOINTS

DANIEL M. FITZPATRICK AS SENIOR VICE PRESIDENT,

CHIEF FINANCIAL OFFICER

CARMEL, IN, May 11, 2005--ITT Educational Services, Inc. (NYSE:ESI) announced today that Daniel M. Fitzpatrick has been appointed Senior Vice President, Chief Financial Officer of ESI effective on June 6, 2005. In this role, Mr. Fitzpatrick will report directly to Rene R. Champagne, Chairman and Chief Executive Officer. Prior to his appointment as Senior Vice President, Chief Financial Officer of ITT/ESI, Mr. Fitzpatrick served almost seven years as the Senior Vice President and Controller of Education Management Corporation, one of the largest providers of private postsecondary education in North America. Prior to Education Management, Mr. Fitzpatrick worked for Arthur Andersen LLP as an engagement manager providing audit, accounting and business advisory services.

Champagne said, "We are delighted that Dan has joined ITT/ESI as Senior Vice President, Chief Financial Officer. Dan's extensive experience in the postsecondary education industry will be invaluable as we execute our growth initiatives. In addition to serving as the principal accounting officer for a publicly traded postsecondary education company, Dan has vast experience auditing educational and other institutions as part of a large public accounting firm, is very knowledgeable about the requirements of the Sarbanes-Oxley Act and has handled the financial and accounting aspects of multiple acquisitions."

Fitzpatrick said, "I am looking forward to joining the ITT/ESI team and working with Rene Champagne and Kevin Modany to deliver career-focused postsecondary education to a diverse student body and enhance shareholder value. The ITT/ESI education system is recognized as a leader in providing career-focused postsecondary education, and I am anxious to contribute to that effort."

ITT Educational Services, Inc. is a leading provider of technology-oriented postsecondary degree programs. The company operates 79 ITT Technical Institutes in 31 states with a total student enrollment of approximately 40,000. The ITT/ESI education system offers programs at the associate, bachelor and master degree levels in five schools of study: information technology, electronics engineering technology, drafting and design, business and criminal justice. Programs of study are delivered in residence, online and through a combination of residence and online delivery.